EXHIBIT 5

800 Boylston Street Boston, MA 02199 Richard J. Morrison Deputy General Counsel and Secretary 617-424-2111 richard.morrison@eversource.com

January 12, 2018

Eversource Energy

300 Cadwell Drive

Springfield, Massachusetts 01104

Re: Eversource Energy

Senior Notes, Series I, Due 2021 and

Senior Notes, Series M, Due 2028

Ladies and Gentlemen:

I am Deputy General Counsel of Eversource Energy Service Company and Secretary of Eversource Energy, a Massachusetts business trust and voluntary association organized under the laws of the Commonwealth of Massachusetts (the “Company”). I have acted as counsel to the Company in connection with the issuance and sale to the public of an additional $200,000,000 aggregate principal amount of its Senior Notes, Series I, Due 2021 (the “2021 Notes”) and $450,000,000 aggregate principal amount of its Senior Notes, Series M, Due 2028 (the “2028 Notes”).  The additional 2021 Notes were issued pursuant to an Underwriting Agreement, dated January 3, 2018, among Eversource Energy and Citigroup Global Markets Inc., J.P. Morgan Securities LLC, RBC Capital Markets, LLC, TD Securities (USA) LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein.  The additional 2021 Notes are part of the same series of debt securities issued by the Company on March 10, 2016.  The 2028 Notes were issued pursuant to a separate Underwriting Agreement, dated January 3, 2018, among Eversource Energy and Citigroup Global Markets Inc., J.P. Morgan Securities LLC, RBC Capital Markets, LLC, TD Securities (USA) LLC and Wells Fargo Securities, LLC , as representatives of the several underwriters named therein.  The additional 2021 Notes and the 2028 Notes were issued pursuant to an Indenture, dated as of April 1, 2002, between the Company and The Bank of New York Mellon Trust Company, N.A., as successor trustee (the “Trustee”), as supplemented and amended by ten indentures supplemental thereto (the “Indenture”), including the Tenth Supplemental Indenture dated as of January 1, 2018.  The terms of the 2021 Notes, and the form thereof, were set forth in the Seventh Supplemental Indenture, dated as of March 1, 2016.  The terms of the 2028 Notes, and the form thereof, were set forth in the Tenth Supplemental Indenture. The additional 2021 Notes and the 2028 Notes are referred to herein as the “Notes.”  The Company has registered the Notes with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, (the “Securities Act”) pursuant to a registration statement on Form S-3 (Commission File No. 333-211062, the “Registration Statement”).  The Notes were issued on January 8, 2018.

For purposes of the opinion I express below, I have examined, among other agreements, instruments and documents, the Registration Statement, including the prospectus which is a part of the Registration Statement, as supplemented by the prospectus supplement, dated January 3, 2018 (the “Prospectus”), and its exhibits, including the Indenture, and the organizational documents of the Company and originals, or copies certified to my satisfaction, of such corporate records of the Company, certificates of public officials, certificates of officers and representatives of the Company and other documents as I have deemed necessary as a basis for the opinions hereinafter expressed.  In my examination I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals and the conformity with the originals of all documents submitted to me as copies.  As to various questions of fact material to such opinions, I have, when relevant facts were not independently established, relied upon certifications by officers of the Company and other appropriate persons and statements contained in the Registration Statement.

Based on the foregoing, and having regard to legal considerations which I deem relevant, I am of the opinion that the Notes are legally issued, fully paid and non-assessable and are valid and binding obligations of the Company.

The opinions set forth herein are subject to the following further assumptions, qualifications, limitations and exceptions:

A.     I express no opinion regarding the effectiveness of any waiver in respect of the Notes of any rights of any party, or duties owing to it, as a matter of law, or that is broadly stated or does not describe the right or duty purportedly waived with reasonable specificity.

B.     My opinions set forth above are subject to the effect of (a) applicable bankruptcy, reorganization, insolvency, moratorium and other similar laws and court decisions of general application (including without limitation statutory or other laws regarding fraudulent or preferential transfers) relating to, limiting or affecting the enforcement of creditors’ rights generally, and (b) principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity) that may limit the enforceability of any of the remedies, covenants or other provisions of the Notes or the Indenture, or the availability of injunctive relief or other equitable remedies or as such principles relate to, limit or affect the enforcement of creditor’s rights generally.

C.     In addition, I express no opinion as to any provisions of the Notes or the Indenture regarding the remedies available to any person (1) to take action that is arbitrary, unreasonable or capricious or is not taken in good faith or in a commercially reasonable manner, whether or not such action is permitted under the Notes or the Indenture, or (2) for violation or breaches that are determined by a court to be non-material or without substantially adverse effect upon the ability of the Company to perform its material obligations under the Notes or the Indenture.

D.      This  opinion  is  limited  to  the  current  laws  of  the  Commonwealth of Massachusetts, the current federal laws of the United States, and to the limited extent set forth below, the current laws of the State of New York, and to the facts as they exist on the date hereof.  I am not admitted to practice law in the State of New York, but I am generally familiar with the laws of such State and have made such inquiries as I considered necessary to render my opinion.  I express no opinion as to matters involving the laws of any jurisdiction other than the Commonwealth of Massachusetts, the State of New York and the United States.  I undertake no obligation to advise you as a result of developments occurring after the date hereof including changes in such laws or interpretations thereof, or as a result of facts or circumstances brought to my attention after the date hereof.

This opinion is furnished only to you in connection with the transaction contemplated by the Registration Statement and the Underwriting Agreements and is solely for your benefit.  Other than as stated below, this opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by any other person for any purpose without my prior written consent (including by any person that acquires Notes from you).

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K, dated January 12, 2018, which will be incorporated by reference into the Registration Statement, and to the reference to me under the caption “Legal Opinions” in the Prospectus. In giving this consent, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

 /S/ RICHARD J. MORRISON

Richard J. Morrison